Exhibit 99.1

AmTrust Announces Proposed Private Offering of Convertible Debt

NEW YORK, Dec. 15, 2011 (GLOBE NEWSWIRE): AmTrust Financial Services, Inc. (Nasdaq: AFSI) (“AmTrust”) today announced that it plans to offer, subject to market and other conditions, its convertible senior notes due 2021 (the “convertible notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). AmTrust expects to grant the initial purchasers a 30-day option to purchase additional convertible notes in connection with the offering.

AmTrust intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, repayment of debt, capital expenditures and/or strategic acquisitions.

The convertible notes and the shares of AmTrust common stock issuable upon conversion of the convertible notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable securities laws of any relevant state or jurisdiction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CONTACT:	Elizabeth Malone CFA (646) 458-7924 beth.malone@amtrustgroup.com Hilly Gross (646) 458-7923 hilly.gross@amtrustgroup.com